Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1 of Ramaco Resources, Inc. of (i) our report dated October 24, 2016 relating to the consolidated financial statements of Ramaco Development, LLC at December 31, 2015 and 2014 and for the years then ended, and (ii) our report dated December 6, 2016 relating to the balance sheet of Ramaco Resources, Inc. at November 30, 2016, each of which appear in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Briggs & Veselka Co.

Houston, Texas

December 29, 2016